PRUDENTIAL WORLD FUND, INC.
                                   (The Fund)
                           International Stock Series

                              SUBADVISORY AGREEMENT

     Agreement made as of the 18th day of September, 1996, between Prudential Mutual Fund Management, Inc. (PMF or the Manager), a Delaware corporation, and The Prudential Investment Corporation (PIC), a New Jersey Corporation.

                               W I T N E S S E T H

     WHEREAS, the Manager has entered into a Management Agreement, dated as of September 18, 1996 (the Management Agreement), with the Fund, on behalf of its International Stock Series, a diversified, open-end management investment company registered under the Investment Company Act of 1940 (the 1940 Act), pursuant to which PMF will act as Manager of the International Stock Series;

     WHEREAS, the shares of common stock of the Fund are divided into separate series or portfolios, each of which is established pursuant to a resolution of the Directors of the Fund and documents appropriately filed with the State of Maryland, and the Directors may from time to time terminate such series or portfolios or establish and terminate additional series and portfolios;


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     WHEREAS, the Manager has entered into separate subadvisory agreements with a "Subadviser" for the International Stock Series pursuant to which investment advisory services will be provided to the International Stock Series except with respect to (i) the management of short-term assets, including cash, money market instruments and repurchase agreements and (ii) the lending of portfolio securities; WHEREAS, the Manager desires to retain PIC to provide investment advisory services to the International Stock Series with respect to (i) the management of short-term assets, including cash, money market instruments and repurchase agreements and (ii) the lending of portfolio securities in connection with the management of the International Stock Series and PIC is willing to render such investment advisory services;

     NOW, THEREFORE, the Parties agree as follows:

     1. (a) Subject to the supervision of the Manager and of the Directors of the Fund, PIC shall manage the short-term assets and cash of the International Stock Series, including the purchase, retention and disposition thereof, in accordance with the International Stock Series' investment objective, policies and restrictions as stated in the Prospectus (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein collectively called the "Prospectus") and subject to the following understandings:

               (i) PIC shall provide supervision of International Stock Series' investments and determine from time to time what investments and securities will


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          be purchased, retained, sold or loaned by International Stock Series, and what portion of the assets will be invested or held uninvested as cash.

               (ii) In the performance of its duties and obligations under this Agreement, PIC shall act in conformity with the Fund's Articles of Incorporation, By-Laws and Prospectus of the Fund and with the instructions and directions of the Manager and of the Directors of the Fund and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986 and all other applicable federal and state laws and regulations.

               (iii) The Subadviser shall advise PIC of the dollar amount of International Stock Series' assets that shall be invested in repurchase agreements, money market instruments or held in cash and advise PIC as to the securities available for lending and the securities to be recalled from loan.

               (iv) Upon receipt of information from the Subadviser as to the amount of funds available for short-term investment, as described in paragraph 1(a)(iii) above, PIC shall determine the securities to be purchased or sold by International Stock Series and will place orders with or through such persons, brokers or dealers (including but not limited to Prudential Securities Incorporated) to carry out the


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          policy with respect to brokerage as set forth in the International
          Stock Series' Registration Statement and Prospectus or as the Board of Directors may direct from time to time. In providing International Stock Series with investment supervision, it is recognized that PIC will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, PIC may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which PIC's other clients may be a party.

               On occasions when PIC deems the purchase or sale of a security to be in the best interest of the International Stock Series as well as other clients of PIC, PIC, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by PIC in the manner PIC considers to be the most equitable and consistent with its fiduciary obligations to the International Stock


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          Series, the Fund and to such other clients.

               (v) PIC shall maintain all books and records with respect to International Stock Series' portfolio transactions required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act and shall render to the Board of Directors of the Fund such periodic and special reports as the Board may reasonably request. (vi) PIC shall provide the Fund's Custodian on each business day with information relating to all transactions concerning International Stock Series' assets and shall provide the Manager with such information upon request of the Manager. (vii) The investment management services provided by PIC hereunder are not to be deemed exclusive, and PIC shall be free to render similar services to others.

     (b) PIC shall authorize and permit any of its directors, officers and employees who may be elected as Directors or officers of the Fund to serve in the capacities in which they are elected. Services to be furnished by PIC under this Agreement may be furnished through the medium of any of such directors, officers or employees. (c) PIC shall keep the International Stock Series' books and records required to be maintained by PIC pursuant to paragraph 1(a)(v) hereof and shall timely furnish to the Manager all information relating to PIC's services


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     hereunder needed by the Manager to keep the other books and records of the
     Fund required by Rule 31a-1 under the 1940 Act. PIC agrees that all records which it maintains for the International Stock Series are the property of the Fund and PIC will surrender promptly to the Fund any of such records upon the Fund's request, provided however that PIC may retain a copy of such records. PIC further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a)(v) hereof.

     2. The Manager shall continue to have responsibility for all services to be provided to the International Stock Series pursuant to the Management Agreement and shall oversee and review PIC's performance of its duties under this Agreement.

     3. The Manager shall reimburse PIC for reasonable costs and expenses incurred by PIC determined in a manner acceptable to the Manager in furnishing the services provided in paragraph 1 hereof.

     4. PIC shall not be liable for any error of judgment or for any loss suffered by a Fund or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on PIC's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement.


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     5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the International Stock Series, or by the Manager or PIC at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement.

     6. Nothing in this Agreement shall limit or restrict the right of any of PIC's directors, officers, or employees who may also be a Director, officer or employee of the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict PIC's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

     7. During the term of this Agreement, the Manager agrees to furnish PIC at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of International Stock Series or the public, which refer to PIC in any way, prior to


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use thereof and not to use material if PIC reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to PIC hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery.

     8. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at One Seaport Plaza, New York, New York 10292, Attention: Secretary; or (2) to PIC at Prudential Plaza, 751 Broad Street, Newark, NJ 07102-3777, Attention: President.

     9. This Agreement may be amended by mutual consent, but the consent of a Fund must be obtained in conformity with the requirements of the 1940 Act.

     10. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law principles thereof and in accordance with the 1940 Act. In the case of any conflict the 1940 Act shall control.


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     IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                       PRUDENTIAL MUTUAL FUND MANAGEMENT, INC.

                                       By /s/ Robert F. Gunia
                                          --------------------------------------
                                          Robert F. Gunia
                                          Executive Vice President

                                       THE PRUDENTIAL INVESTMENT CORPORATION

                                       By /s/ Richard A. Redeker
                                          --------------------------------------
                                          Richard A. Redeker
                                          Executive Vice President


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